Exhibit 23.4
Consent of Independent Auditors

We consent to the incorporation by reference in Form S-8 pertaining to the 2021 Equity Incentive Plan of Bally’s Corporation of our report dated February 12, 2021, with respect to the financial statements of Eldorado Resort Casino Shreveport JTV as of and for the years ended December 31, 2019 and 2018, for the registration of 4,250,000 shares of its common stock.

/s/ Ernst & Young LLP
Las Vegas, Nevada
May 24, 2021